Exhibit 10.3

SINDA LTD.
c/o The Electrum Group LLC
600 Fifth Avenue, 24th Floor
New York, New York 10020

March 19, 2026

Mr. Daniel Muiliz Quintanilla
Calle Claudio Coello, 21, 02 DR
28001 Madrid

Dear Daniel:

Reference is made to the letter agreement dated May 28, 2021 (as amended pursuant to letter agreement dated May 25, 2022), between you and Sinda Ltd. (formerly known as Minera Adularia International Ltd.) (the “Company”) (the “Existing Letter Agreement”).

This letter sets forth the restated agreement between you and the Company regarding the terms and conditions on which you will continue to provide services to the Company and its subsidiaries and affiliates, effective as of January 1, 2026 (the “Restated Agreement”).

1.	Services

The Company hereby engages you as Special Adviser to the Company. As Special Adviser, you will (i) interact with the Company’s management and its advisors as requested by the Board of Directors of the Company (the “Board”) to ensure the Company is focused on the optimal strategy; (ii) assist The Electrum Group LLC (“TEG”) and management of the Company to review its capital structure and to raise capital or other forms of financing through private placements and/or public offerings, including equity, debt, convertible instruments, royalties, initial public offerings, reverse listings, etc.; (iii) identify and review strategic alternatives to further develop the Company’s projects and maximize its long-term value, including potential M&A opportunities; and (iv) leverage your broad network of mining industry contacts and relationships to assist with the identification, recruiting and onboarding of high quality management, operating teams, advisory and Board candidates.

In order to perform the advisory services, you are expected to (i) participate in regular in-person meetings with the members of TEG management in its offices in New York and Denver, and in any other place outside the United States where TEG holds ad-hoc business meetings or has projects under development or evaluation, (ii) participate in in-person meetings relating to potential Company capital raising efforts with potential investors in Europe, US, Canada, Mexico and Middle East; (iii) participate in-person meetings relating to Company’s strategy, operations and governance with the Board and management team in US and Mexico; and (iv) attend in-person industry conferences and events in several US and international locations.

2.	Services-Related Travel

Considering your role and the personal characteristics of the functions inherent to it, the advisory services will require your physical presence in the place where the meetings and conferences take place, including where in-person meetings or industry conferences are being held, where the Company has facilities or offices, where TEG’s Chairman and Vice Chairman are located or where TEG has projects under development or evaluation. Given that such presence is a key matter for the Company and for TEG, you expressly accept the commitment to be present in-person as required to perform the advisory services and to frequently travel from your country of residence, and the Company agrees to compensate you for the travel expenses according to the regulation set forth in Section 4.

3.	Compensation

In consideration of your services as Special Adviser, effective on January 1, 2026, the Company will pay you an annual advisory fee of $1,750,000 USD. You and the Company will review the foregoing retainer amount, depending on the extent of the services, and may modify it by written agreement.

In addition to the annual advisory fee referred to above, the Company shall pay you an annual bonus for a minimum guaranteed amount of $500,000 USD.

4.	Expenses

You will be entitled to reimbursement for all reasonable out-of-pocket expenses incurred in providing services hereunder, including, without limitation, travel, meals and accommodations, upon submission of written statements and supporting receipts.

5.	Term

This Restated Agreement is effective as of January 1, 2026. Either you or the Company may terminate the services provided under Section 1 (and the related compensation provided under Section 3) at any time and for any reason upon written notice; provided, further, that the Company reserves the right to terminate the services during any such notice period. Upon expiration or termination of the services under this Restated Agreement, all rights and duties of the parties hereunder shall cease, except for the provisions of Sections 6, 7, 8, 9, 11, 12 and 13 of this Restated Agreement will survive any termination of the services or this Restated Agreement.

6.	Confidentiality

You acknowledge that you will, in the course of performing services for the Company, be exposed to non-public information pertaining to the business activities of the Company, its subsidiaries and affiliates, including shareholders, investors, employees, agents, directors and officers. You agree that you will hold such information in strict confidence and not disclose such information to third parties or use such information for any purposes whatsoever other than the provision of services to the Company, its subsidiaries and affiliates. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes known to the public subsequent to disclosure to you through no wrongful act by you or by any representative of you; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information, to the extent permitted by applicable law). Notwithstanding clauses (i) and (ii) of the preceding sentence, your obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

7.	Independent Contractor

This Restated Agreement is intended to create an independent contractor relationship and nothing in this Restated Agreement shall be interpreted or construed as creating or establishing an employer-employee relationship or similar relationship between you and the Company. During the term of this Restated Agreement, (i) you will not be considered an employee of the Company and will not be entitled to participate in any of the employee benefit and/or welfare plans maintained by the Company, and (ii) subject only to such specific limitations as are contained in this Restated Agreement, the manner, means, details or methods by which you perform the advisory services shall be solely within your discretion. During the term of this Restated Agreement, you will be free to provide other services to any other persons or entities; provided that such services do not interfere with your provision of services pursuant to this Restated Agreement.

8.	No Tax Withholding

Because you are acting in the capacity of an independent contractor, the Company will not withhold from payments to be made to you any sums for income tax, unemployment insurance, social security or any other tax or withholding. You specifically agree that the determination of any tax liability or other consequences of any payment made hereunder is your sole and complete responsibility, and that you will pay all taxes, if any, assessed on such payments under the applicable laws of any federal, state, local or other jurisdiction.

9.	Indemnification

The Company agrees to indemnify and hold you harmless, to the greatest extent permitted by law and the Company’s organizational documents, for all actual losses, damages, costs and expenses (including reasonable attorneys’ fees, costs and expenses) resulting from any claims or actions brought against you, or any investigations or procedures in which you may be required to cooperate, based on or related to any of your acts or activities within the scope of the services hereunder, except if finally determined that these result from your fraud, willful misconduct or gross negligence.

10.	Compliance with Applicable Laws

You acknowledge and agree that, in performing the services you will (i) act honestly and in good faith and in the best interests of the Company at all times; (ii) use professional care, diligence and skill and endeavor to provide and complete the services to the reasonable satisfaction of the Company; and (iii) comply with all applicable laws regulations, rules, codes, orders and standards imposed by applicable federal, state, provincial or local government authorities relating to the services to be provided hereunder, including, without limitation, anti-corruption and anti-bribery laws or policies of the United States, Mexico and any other country in which you provide services, and the Company’s Anti-Corruption Policies as distributed to the Board from time to time.

11.	Governing Law

This Restated Agreement will be construed according to the laws of the State of New York, without regard to its principles of conflicts of laws. You and the Company irrevocably submit to the exclusive jurisdiction of the courts located in the County of New York, State of New York over any matter in connection with this Restated Agreement.

12.	Notices

Any notice or communication required to be given by either party hereunder must be in writing and will be deemed duly given when sent by email (with electronic confirmation of receipt), or two business days after being deposited for next-day delivery with FedEx or another internationally recognized overnight delivery service, to the address of such party set forth on the first page of this Restated Agreement, or to such other address provided by a party in writing.

13.	Entire Agreement; Amendment; Assignment

This Restated Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof and supersedes all prior negotiations, representations, arrangements or agreements relating thereto, including the Existing Letter Agreement. Any amendment to this Restated Agreement shall only be made in writing and signed by the parties. This Restated Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company. This Restated Agreement is not assignable in whole or in part by either party without the prior written consent of the other party, and any attempt to make such assignment will be void.

14.	Severability

The provisions of this Restated Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.	Counterparts

This Restated Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, shall be deemed to be an original and both counterparts, taken together, shall constitute one and the same Restated Agreement. A faxed or .pdf-ed signature shall operate the same as an original signature.

16.	No Oral Modifications

This Restated Agreement may not be changed or modified except by an agreement in writing signed by both parties.

[Signature Page Follows]

Sincerely,

SINDA LTD.

By:	/s/ Ali Erfan
	Name:	Ali Erfan
	Title:	Director

Accepted and Agreed:

/s/ Daniel Muñiz Quintanilla
Daniel Muñiz Quintanilla